N M Rothschild & Sons Limited

New Court, St. Swithin's Lane, London EC4P 4DU

USMX, INC.
USMX of Alaska, INC.
141 Union Blvd., Suite 100
Lakewood, CO  80228
29th October 1996

Gentlemen,

ILLINOIS CREEK FINANCING

This letter sets forth an agreement among NM Rothschild &
Sons Limited (NMR), USMX, INC. (USMX) and USMX of
Alaska, INC.(USMXAK) concerning the credit facilities established by NMR for the Illinois Creek Project pursuant to the following Credit Agreements (together for the Credit
Agreements):

     1.   The Credit Agreement between NMR as Lender and USMX as
       Borrower dated as of July 11, 1996 (the "USMX Credit
       Agreement")
2. The Credit Agreement between NMR as Lender and USMXAK as Borrower dated as of July 11, 1996 (the "USMXAK Credit
Agreement")

     1. Defined Terms. Capitalised terms used in this letter agreement which are not defined herein will have the meanings given to them in the Credit Agreements.
     2. Waiver of Existing Events of Default. An Event of Default is currently outstanding under the Credit Agreement and under the Loan Documents associated therewith, in that USMX has failed to deposit US$1,500,000 in the Proceed Account contemplated by the USMXAK Credit Agreement. In addition, as a result of the actions contemplated by Paragraph 3.b. below, USMX will not be in compliance with the financial covenants set forth in section 11 of the USMX Guaranty. Both such Events of Default are referred to together as the "Existing Events of Default".

       NMR hereby agrees to waive the Existing Events of Default (and only the Existing Events of Default) until December 31, 1996, and not to take any actions permitted by the Credit Agreements or other Loan
       Documents based on the Existing Events of Default, subject to the terms and conditions set forth in this letter agreement.

     3. Conditions of Waiver. The foregoing waiver of the Existing Events of Default is conditioned upon compliance by USMX and USMXAK, respectively, with each of the following conditions:

          a. Stock Offering, etc. By not later than November 1, 1996 USMX (a) will prepare and file with appropriate securities authorities in Canada a prospectus for a public offering in Canada of common stock of USMX with project net proceeds to USMX of not less than US$9,000,000, and copies thereof will be provided to NMR; (b) will cause Newcrest Capital the underwriter, or other underwriter for such offering, to provide a comfort letter addressed to NMR to the effect that such underwriter believes that such stock offering can be completed by December 31, 1996; and (c) by December 31, 1996, USMX will complete such offering and will deposit in the Proceeds Account US$1,500,000 in accordance with the requirements of the Credit Agreements, In addition, if USMX makes any other disposition of shares of common stock or other equity interests in USMX, or otherwise realises any material cash proceeds from sale or other disposition of assets, or if USMXAK sells any royalty or other interest in its properties or assets or otherwise realises any material cash proceeds from sale or other disposition of assets, fifty (50%) of the first US$1,000,000 of net proceeds therefrom and one hundred (100%) of net proceeds therefrom in excess of US$1,000,000 will promptly be deposited in the Proceeds Account until US$1,500,000 has so been deposited in the Proceeds Account by USMX. USMX, USMXAK and NMR agree that no sale of a royalty or other property or revenue interest may be made with respect to the properties included in the Illinois Creek Project without the prior consent of NMR, which may be granted or withheld at NMR's sole discretion.

          b. USMXAK Loans Previously Advanced. NMR has previously Advanced to USMXAK certain funds pursuant to the USMXAK Credit Agreement. A portion of such Advances in the approximate amount of US$7,500,000 remains on deposit in the Proceeds Account. Promptly after execution of this agreement, (I) NMR permit the distribution of approximately US$2,400,000 from the Proceeds Account in the form of checks in amounts and payable to the Persons identified in Attachment 1 hereto; and (ii) US$4,500,000 of the funds in the Proceeds Account will be transferred by USMXAK and NMR from the Proceeds Account to NMR. Except for interest which has accrued on such US$4,500,000 from the date Advanced by NMR through the date such funds are transferred to NMR, such funds will be treated as if they had not previously been Advanced, and such funds will remain available to be Advanced to USMXAK under the USMXAK Credit Agreement, in accordance with all of its terms and conditions. The remaining credit balance of approximately US$600,000 in the Proceeds Account and all additional Advances under the USMXAK Credit Agreement will be available for disbursement to USMXAK from the Proceeds Account in accordance with the terms and conditions of the USMXAK Credit Agreement.

          c. USMXAK Proceeds Account. USMX and NMR will establish an additional Proceeds Account for USMX (the "USMX Proceeds Account"), and USMX will promptly deposit US$925,000 in the USMX Proceeds Account. Provided no Events of Default (other than those waived by NMR pursuant hereto) are outstanding and continuing under the USMX Credit Agreement, credit balances in the USMX Proceeds Account will be distributed to USMX in accordance with the budget appended hereto as Attachment 2 or as otherwise agreed by USMX and NMR.

          d. Modification of Stock Conversion Price. USMX and NMR will modify the USMX Credit Agreement to provide that the price at which NMR may elect to convert Loans under the USMX Credit Agreement in to common stock is sold pursuant to the public offering contemplated in clause a. above, (or at any other price at which such common stock is sold by USMX in a private placement acceptable to NMR), or, in the absence thereof by December 31, 1996, at the average closing market price of the common stock quoted by NASDAQ for the ten trading days preceding such date.

          e.   Arrangements for NMR Monitoring of Illinois Creek
            Project Activities. NMR and Rothschild Denver will establish arrangements for monitoring of completion of the Illinois Creek Project and the management and payments of costs and expenses associated therewith. Such arrangements will involve independent consultants and representatives of Rothschild Denver, Inc. and NMR working together to develop and approve a working plan and budget, including a specific list of vendors, suppliers and other creditors of the Illinois Creek Project to be paid from the funds available for borrowing under the USMXAK Credit Agreement. Such activities will include participation by NMR in the decision concerning the date at which the Project should be suspended for the winter season.

          f. NMR Compensation. In consideration for the waiver of the Existing Events of Default and in recognition of the additional risk being assumed by NMR pursuant hereto, USMX and USMXAK jointly and severally agree to pay NMR a fee of US$100,000, which fee will be payable on the firs to occur of (i) a date upon which such payment can be made without materially reducing the working capital reasonably required by USMX and USMXAK for continued operations or (ii) April 15, 1997.

          g. Definitive Agreements. NMR, USMX and USMXAK will execute definitive agreements incorporating the foregoing terms not later than November 1, 1996 or such later date as may be approved by NMR in its sole discretion. Any failure to complete and execute such definitive agreements by such date will constitute an Event of Default under each of the Credit Agreements.

     4. General. This letter agreement is binding on and enforceable against NMR, USMX and USMXAK, and their respective permitted successors and assigns. This Agreement constitutes an amendment and revision of the Loan Documents in accordance with the foregoing terms.

     5. Conditions. This letter agreement will be effective only upon satisfaction of each of the following conditions by USMX and USMXAK by not later than Tuesday, October 29, 1996.

          a. execution hereof by USMX and USMXAK and return of a copy hereof as so executed to Rothschild Denver Inc;

          d. delivery of a certificate of an officer of USMX and USMXAK, in form reasonably acceptable to Rothschild Denver Inc., confirming the approval of this letter agreement by the respective board of directors of USMX and USMXAK, which approval may be effected by action of the respective executive committees are so authorised to act, and appemding copies of the resolutions adopted by such boards of directors (or such executive committees, as applicable) providing such approval;

          c. delivery if an opinion of counsel of USMX and USMXAK, in form reasonably acceptable to Rothschild Denver Inc., confirming the due authorisation, execution and delivery of this letter agreement by USMX and USMXAK, and confirming that this letter agreement is binding on and enforceable against USMX and USMXAK in accordance with its terms

     Yours Sincerely

Michael A. Price              William Lamarque
Director                      Director

     Agreement confirmed this           day of October,
     1996.

     USMX, INC.


     By:
     Donald P. Bellum
     President


     Agreement confirmed this           day of October,
     1996.

     USMX of ALASKA, INC.


     By:
     Donald P. Bellum
     President